UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

June 5, 2014
Date of Report (Date of earliest event reported)

SILVER HILL MINES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-53236	91-1257351
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2113 Radio City Station
New York, NY 10101
Attn:  George Clair
(Address of Principal Executive offices)(Zip Code)

(212) 935-8400
(Registrant's telephone number Including area code)

1425 Broadway Ave #454
Seattle, Washington  98122
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01 Changes of Control of Registrant

On June 5, 2014, a change of control of the Silver Hill Mines, Inc. (the “Company”) occurred. Pursuant to a Securities Purchase Agreement (the “SPA”), Matthew C. Maza, the President, Treasurer, Secretary and sole Director of the Company, sold a total of 129,073 shares of common stock and 10 million shares of Series A preferred stock of the Company (the “Transactions”) to Clair Investment Partners LLC (the “Purchaser”).  Each share of the Series A preferred stock has the equivalent voting power of 20 shares of the Company’s common stock and is convertible into 20 shares of common stock of the Company.  The total consideration paid for the shares purchased pursuant to the SPA was $150,000, which was paid from the Purchaser’s own funds. Pursuant to the SPA, the Purchaser acquired an aggregate of approximately 96% of the outstanding voting power of the capital stock of the Company.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

In connection with the Transactions, under the terms of the SPA, the Company experienced a change in its board of directors. On June 5, 2014, upon the closing of the Transactions, our board of directors, which then consisted of Matthew C Maza, appointed George Clair to our board of directors.

As of the closing of the Transactions, Matthew C. Maza, who was our President, Treasurer, Secretary and a director, resigned from his director and officer positions and Mr. Clair was appointed our President, Treasurer and Secretary.  Because of the change in the composition of our board of directors and the sale of our capital stock pursuant to the SPA, there was a change of control of the Company on June 5, 2014.

Mr. Clair has no family relationships with any executive officer or director of the Company or persons nominated or chosen by the Company to become directors or officers. To the knowledge of the Company, there are no other arrangements, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company.  There is no arrangement or understanding pursuant to which Mr. Clair was appointed a member of the board of directors nor is the Company aware of any transaction requiring disclosure under Item 404(a) of Regulation S-K with respect to Mr. Clair.

The biography of our new Director and Executive Officer is as follows:

From 2007 to present, Mr. Clair has been primarily involved in real estate and stock market investment activities and stock market trading for his own account.  From 2005 until 2007, Mr. Clair was the Chief Executive Officer of Laurence Scott & Electromotors, Ltd . (“Laurence Scott”), a UK engineering company which manufactured electric motors.  When Mr. Clair became affiliated with Laurence Scott, it was experiencing substantial economic difficulties.  Laurence Scott was able to maintain its operations for over two years, after which time its assets were acquired by its lenders through a foreclosure process. From 2003 to 2005, Mr. Clair owned and operated Louis Allis Co., a US company which manufactured small electric motors, which he consolidated with Laurence Scott.  Prior thereto, Mr. Clair owned and operated a stock brokerage firm from 1991 until 2003.  Mr. Clair was previously a stock broker affiliated with various brokerage firms from 1987 through 1991.

Item 9.01    Exhibits.

None.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 6, 2014	SILVER HILLS MINES, INC. (Registrant)

/s/ George Clair
George Clair, President, Treasurer and Secretary